Exhibit 99.1

HUDSON TECHNOLOGIES ANNOUNCES ACQUISITION OF USA REFRIGERANTS

Woodcliff Lake, NJ – June 7, 2024– Hudson Technologies, Inc. (NASDAQ: HDSN) today announced the acquisition of substantially all of the assets of USA United Suppliers of America, Inc. d/b/a USA Refrigerants (“USA”) for $20.7 million, subject to customary post-closing adjustments, and up to an additional $2 million in potential earnout payments. USA is a national refrigerant distributor and has been a leading purchaser of recovered refrigerants for over 25 years.

Brian F. Coleman, President and Chief Executive Officer of Hudson commented, “We have known USA for many years, and they have built a highly respected reputation in our industry based on their expertise in refrigerant recovery, as well as their strong sales organization, and high level of service and commitment. With the addition of the USA team, Hudson will create a dedicated refrigerant acquisition group focused on acquiring all types of refrigerants from CFCs to HFCs and the latest generation products.

“The combination of USA’s proven success and long-term relationships working with ACCA members and other industry groups purchasing recovered refrigerants and providing the buying team access to Hudson’s customer base is expected to significantly enhance our purchasing abilities of all recovered refrigerants. In addition, we expect to leverage their existing customer base, whose purchasing activity has resulted in USA generating average revenues of approximately $20 million per year over the last three years. Furthermore, the valuation of this strategic acquisition is in line with our purchase price valuation target of 6X EBITDA. We are excited about the potential of this acquisition to help scale our capabilities related to sourcing recovered and reclaimed refrigerants, enabling us to drive increased sales of these higher margin refrigerants as current and future phase downs of virgin refrigerants create supply/demand imbalance in the marketplace.”

Ted Broudy, President of USA commented, “Hudson is the right home for our business. With their additional resources and expertise in field service, recovery, and reclamation, our USA customers will continue to receive the excellent level of care and attention we have always provided, and the opportunity to combine our capabilities with Hudson’s will allow us to expand our expertise and service to a broader customer base. We look forward to joining Hudson and establishing a new team dedicated to rapidly growing refrigerant acquisition and reclaim sales.”

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under its existing credit facility, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2023 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact:	Company Contact:
John Nesbett/Jennifer Belodeau	Brian F. Coleman, President & CEO
IMS Investor Relations	Hudson Technologies, Inc.
(203) 972-9200	(845) 735-6000
jnesbett@imsinvestorrelations.com	bcoleman@hudsontech.com